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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF GOODWIN PROCTER LLP]

                                                                 August 13, 2001

Inverness Medical Technology, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453-3448

RE: DISTRIBUTION BY INVERNESS MEDICAL TECHNOLOGY, INC. OF STOCK OF INVERNESS MEDICAL INNOVATIONS, INC., AND ACQUISITION OF INVERNESS MEDICAL TECHNOLOGY, INC. BY JOHNSON & JOHNSON

Ladies and Gentlemen:

     We have acted as counsel to Inverness Medical Technology, Inc., a Delaware corporation (the "Company") in connection with (i) the Company's proposed pro rata distribution to its stockholders of all of the outstanding shares of stock of Inverness Medical Innovations, Inc. ("Newco") in redemption of a portion of their shares of Company stock (the "Split-Off") pursuant to the Agreement and Plan of Split-Off and Merger dated as of May 23, 2001 (the "Merger Agreement") and described in the proxy statement/prospectus included as part of the registration statements on Form S-4 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statements"), (ii) the merger of Sunrise Acquisition Corp., a Delaware corporation ("Sub"), a wholly-owned subsidiary of Johnson & Johnson, a New Jersey corporation ("Parent"), with and into the Company (the "Merger") pursuant to the Merger Agreement, and (iii) related transactions described in other Transaction Agreements (as that term is defined in the Merger Agreement). The Company has requested our opinion as to certain federal income tax consequences of the Split-off and Merger. Any capitalized term used herein and not otherwise defined shall have the meaning assigned in the Merger Agreement and other Transaction Agreements.

     We have reviewed such documents and materials (including but not limited to the Registration Statements and the Transaction Agreements) and have inquired into such underlying facts as we considered to be relevant to the opinions expressed herein. The opinions expressed herein are based on certain facts relating to the Split-Off and Merger set forth in the Registration Statements and in representation letters from Parent and the Company dated as of the date hereof and furnished to us for our use in rendering this opinion letter (the "Representation Letters"). We have assumed that the statements, representations and warranties set forth in the Registration Statements, the Representation Letters and the Transaction Agreements, together with all exhibits and annexes thereto, are true, correct, complete and not breached and will continue to be so through the Closing Date, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all such representations, statements and warranties that are made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the original documents of all documents submitted to us as copies; (iv) the conformity to the final documents of all documents submitted to us as drafts; (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, and (vi) the accuracy and completeness of all documents and records made available to us. In addition, we have assumed that (i) the transactions described in the Transaction Agreements will occur in the manner described in the Transaction Agreements, (ii) each of Parent, the Company and Newco will comply with all reporting obligations with respect to the Split-Off and Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, and (iii) all of the Transaction Agreements are valid and binding in accordance with their terms.
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Inverness Medical Technology, Inc.
August 13, 2001
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     The discussion and conclusions set forth below are based on the Code, the
Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can be given that the federal income tax consequences described below will not change in the future, including on or before the Closing Date, and we do not assume responsibility to provide notice or advice to any person or entity regarding future changes or altered tax consequences.

I.  BACKGROUND

     Parent (considered together with its subsidiaries) is a broad-based manufacturer of health care products and a provider of related services. The Company (considered together with its subsidiaries) manufactures and markets products focused on diabetes self management. Also, the Company (considered together with its subsidiaries) sells products for the women's health market, the clinical diagnostics market, and the nutritional supplements market.

     Immediately before the Split-Off and Merger, the Company and its subsidiaries will be restructured, as a result of which all of the assets primarily associated with the Women's Health Business, the Nutritional Supplements Business, and the Clinical Diagnostics Business will be transferred to Newco or one or more of its subsidiaries (the "Newco Subsidiaries"), while all of the assets primarily associated with the Diabetes Business will remain with the Company and its subsidiaries other than Newco and the Newco Subsidiaries.

     The Merger Agreement provides that, at the Effective Time, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware, with the Company continuing as the surviving corporation. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Company. Each issued and outstanding share of Company stock shall be converted into the right to receive (x) from the Company, 0.20 of a validly issued, fully paid and nonassessable shares of Newco Common Stock and
(y) from Parent, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Parent Exchange Ratio. For purposes of the Merger Agreement, "Parent Exchange Ratio" means, in general, the quotient (rounded to the nearest 1/10,000) determined by dividing $35.00 by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg Financial Markets (or such other source as to which Parent and the Company may agree), for each of the 20 consecutive trading days ending with the third trading day immediately preceding the Effective Time. Thus, each stockholder of the Company will have a part of his shares of Company stock redeemed by the Company in exchange for Newco Common Stock, and a part of his shares of Company stock will be exchanged for shares of Parent Common Stock.

     The Merger Agreement also states that, for federal income tax purposes, it is intended (a) by the Company that the distribution of Newco Common Stock in connection with the transactions contemplated by the Merger Agreement shall qualify, as to the stockholders of the Company, as a transaction described in
Section 355 of the Code (it being understood and agreed that such qualification is not a condition to the consummation of the transactions contemplated by the Merger Agreement or the other Transaction Agreements and that Parent shall have no obligation to cause such distribution to so qualify) and (b) by the parties that (i) the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and (ii) the Merger Agreement constitutes a plan of reorganization.

     The Tax Allocation Agreement states that, subject to certain conditions, Parent, the Company and Newco agree to report the Split-Off, for federal income tax purposes, as integrated with the Merger and as a redemption of shares of Company stock, with such redemption qualifying, as to the stockholders of the Company, as a transaction described in Section 355 of the Code.
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Inverness Medical Technology, Inc.
August 13, 2001
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II.  OPINIONS REGARDING SEPARATE TRANSACTIONS AND SECTION 368

     Based upon and subject to the foregoing, as well as the limitations set forth in part VI below, it is our opinion that:

          (a) the redemption of a portion of the Company shares in exchange for Newco stock in the Split-Off and the exchange of a portion of the Company shares in the Merger will be two separate transactions for federal income tax purposes;

          (b) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

          (c) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

III. SECTION 355 REQUIREMENTS

     Under Section 355 of the Code, a corporation's distribution of the stock of a controlled subsidiary will not be taxable to the distributing corporation's shareholders if the following requirements are satisfied:

          (1) Control. Immediately before the distribution, the distributing corporation must "control" the corporation whose shares are distributed. For these purposes, "control" is defined in Code Section 368(c) as ownership of stock possessing at least 80% of the total combined voting power and at least 80% of the total number of shares of all other classes of stock.

          (2) 5 Year Active Trade or Business. Immediately after the distribution, the distributing and controlled corporations must each be engaged in the active conduct of a trade or business. Each such trade or business must have been actively conducted throughout the 5-year period ending on the date of distribution.

          (3) Distribution of All Stock and Securities. The distributing corporation must generally distribute all of its stock and securities in the controlled corporation.

          (4) Business Purpose. The transaction must be motivated in whole or in substantial part by one or more corporate business purposes.

          (5) Device. The transaction must not be used principally as a device for the distribution of earnings and profits.

          (6) Continuity of Shareholder Interest. There must be a continuity of shareholder interest in each of the distributing corporation and the controlled corporation.

          (7) Continuity of Business Enterprise. There must be a continuity of business enterprise in each of the distributing corporation and the controlled corporation.

IV.  SECTION 355 ANALYSIS

     Control. Immediately before the distribution, the Company will control Newco within the meaning of Section 368(c) because the Company will own over 80% of the single class of outstanding Newco stock. Therefore, the control requirement will be satisfied.

     5-Year Active trade or business. With respect to the requirement that Newco be engaged in the active conduct of a 5-year trade or business after the Split-Off, the Restructuring Agreement provides that Inverness Medical, Inc. ("IMI") shall transfer to Newco all of the assets held by IMI that are used or held for use primarily in the operation or conduct of the Women's Health Business. Further, the Company has represented that: (i) the Company was directly, continuously and actively engaged in the Women's
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Inverness Medical Technology, Inc.
August 13, 2001
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Health Business from before 1996 through the end of 1998, at which point the
Women's Health Business being conducted by the Company was transferred to IMI, its wholly-owned subsidiary (the "Transfer"); (ii) IMI has been directly, continuously and actively engaged in the Women's Health Business since the Transfer; and (iii) the gross assets associated with the Women's Health Business that IMI will transfer to Newco pursuant to the Restructuring Agreement will, immediately after the Split-Off, have a fair market value that is at least 10% of the total fair market value of Newco's gross assets. Therefore, the Women's Health Business constitutes a 5-year active trade or business for purposes of Code Section 355 which Newco will directly engage in after the Split-Off.

     With respect to the requirement that the Company be engaged in the active conduct of a 5-year trade or business after the Split-Off, the Restructuring Agreement provides that Inverness Medical Europe GmbH ("IME") and Inverness Medical Benelux Bvba ("IMB") will each file, on United States Treasury Form 8832, Entity Classification Election, an election to be disregarded as a separate entity, effective on a date that is on or prior to the Closing Date. Further, the Company has represented that (i) IMB is a wholly owned subsidiary of IME, and IME is a wholly owned subsidiary of the Company, and (ii) IME has directly, continuously and actively engaged in the marketing of diabetes test strips and related products (the "IME Sunrise Business") since before 1996. Also, both Parent and the Company have represented that they plan and intend for the Company (i) to continue the active conduct of the IME Sunrise Business received by the Company pursuant to the entity classification elections described above, and (ii) to operate the IME Sunrise Business such that it will be treated for federal tax purposes as operating such business directly (and not through any corporate subsidiary or partnership). We understand from the Company that the gross assets of the IME Sunrise Business held directly by IME and IMB (the "IME Gross Sunrise Assets") will, immediately after the Split-Off, have a fair market value that is less than 5% of the fair market value of the total gross assets held by the Company (the "Company Gross Assets"), and that it is possible that the IME Gross Sunrise Assets will, immediately after the Split-Off, have a fair market value that is less than 1% of the fair market value of the Company Gross Assets. However, the Company has represented that:
(i) IME has had 10 or more employees at all times since before 1996, (ii) IME's employees have, in the aggregate, devoted the following approximate percentages of their working time to the active conduct of the IME Sunrise Business: 32% in 1996, 10% in 1997, 51% in 1998, 63% in 1999, 74% in 2000, and over 74% in the first half of 2001, and (iii) the IME Sunrise Business generated gross revenue in the following approximate amounts (in Euros): E198,700 in 1996, E130,000 in 1997, E1,400,000 in 1998, E3,346,259 in 1999, E5,633,540 in 2000, and over
E2,500,000 in the first half of 2001. In addition, the Company has represented that the gross assets held directly or indirectly by the Company that are used or held for use primarily in the active conduct of the Diabetes Business (including those used in businesses less than 5 years old) will, immediately after the Split-Off, have a fair market value that is at least 90% of the Company Gross Assets.

     Neither the Code nor the Treasury Regulations specify a minimum percentage of assets necessary to qualify a business as an active trade or business for purposes of Code Section 355(b). Moreover, Rev. Rul. 73-44, 1973-1 C.B. 182, announces that "there is no requirement under Section 355(b) that a specific percentage of the corporation's assets be devoted to the active conduct of a trade or business."(1) However, that ruling involved a business "the assets of which represented a substantial portion of the value [controlled corporation]'s total assets but less than half of such value," and we know of no legal precedent approving a Code Section 355 distribution where the purported active trade or business of a distributed or controlled corporation constituted less than 1% of the value of such corporation.(2) In addition, Rev. Proc.

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(1)See also GCM 34238 (December 15, 1969); TAM 8308007 (October 29, 1982).
   Although these pronouncements cannot be relied on as precedent, they are nonetheless indicative of the government's position as of the date issued.

(2)The 5-year active business assets in the actual case that served as the basis for Rev. Rul. 73-44 were apparently around 5% of the net book value of the total assets. See GCM 34238.
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Inverness Medical Technology, Inc.
August 13, 2001
Page  5

     2001-3, 2001-1 I.R.B. 111, provides that the Internal Revenue Service (the "Service") will ordinarily not issue a ruling or determination letter --

        [regarding w]hether the active business requirement of Section 355(b) is met when the gross assets of the trades or businesses relied on to satisfy that requirement will have a fair market value that is less than 5 percent of the total fair market value of the gross assets of the corporation directly conducting the trades or businesses. The Service may rule that the trades or businesses satisfy the active trade or business requirement of
        Section 355(b) if it can be established that, based upon all relevant facts and circumstances, the trades or businesses are not de minimis compared with the other assets or activities of the corporation and its subsidiaries.

     Nevertheless, Revenue Ruling 73-44 states that --

        the percentage of [the controlled corporation]'s assets that are devoted to the active conduct of a trade or business is a relevant factor to be considered along with all the other facts and circumstances in determining whether the transaction is used principally as a device to distribute earnings and profits."

Similarly, Treasury Regulations Section 1.355-2(d)(iv)(b) states that the existence of assets that are not used in a trade or business that meets the requirements of Section 355(b) is evidence of device. This suggests that the active trade or business requirement and the device requirement (discussed below) operate to effectuate the same underlying policy and, once the statutory requirement of a trade or business meeting the requirements of Section 355(b) is met, regardless of its relative size, the device test is the appropriate policing mechanism for differentiating between those transactions that are being used principally as a device for the bail-out of corporate earnings and profits at capital gains rates, and those that are not being so used.

Therefore, the compelling case for nondevice, which we believe is present in the Split-Off, should mitigate the effect of the relatively small value of the business being relied on to satisfy the active trade or business requirement. Accordingly, we conclude that, more likely than not, the IME Sunrise Business, which the Company will directly engage in after the Split-Off, constitutes a 5-year active trade or business for purposes of Code Section 355.

     Distribution of all stock and securities. In the Split-Off, the Company will distribute all of its Newco stock and securities. Consequently, the distribution of all stock and securities requirement will be satisfied.

     Business Purpose. Under applicable regulations, a requisite business purpose for the Split-Off will exist only if the Split-Off is motivated by a real and substantial non-federal tax corporate (rather than stockholder) business purpose that is germane to the business of the Company or Newco. The Service and courts have consistently recognized that facilitating a tax-free reorganization involving the distributing corporation constitutes a valid corporate business purpose.(3)

     The Company has represented (i) that the Split-Off is motivated, in whole or substantial part, by the corporate business purpose of facilitating the Merger and (ii) that the Merger will not be completed unless the Split-Off also occurs. Accordingly, the business purpose test is satisfied.

     Device. Section 355 does not apply to a transaction used principally as a device for the distribution of the earnings and profits of the distributing corporation, the controlled corporation, or both. The

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(3)See Rev. Rul. 68-603, 1968-2 C.B. 148; Rev. Rul. 70-434, 1970-2 C.B. 83; and
   Rev. Rul. 78-251, 1978-1 C.B. 89. See also Commissioner v. Morris Trust, 367
   F. 2d 794 (4th Cir. 1966).
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Inverness Medical Technology, Inc.
August 13, 2001
Page  6

determination of whether a transaction has been employed principally as a device is based on all of the facts and circumstances.

     Under the Merger Agreement and the Restructuring Agreement, Newco will have cash and marketable securities immediately after the Merger and Split-Off totaling at least $40 million. Treasury Regulations Section 1.355-2(d)(2)(iv)(B) provides that the existence of assets not used in a trade or business, including cash and liquid assets not related to the reasonable needs of the business, constitutes evidence of a device. However, the Company has represented that Newco's cash and liquid assets after the Split-Off will be related to the reasonable needs of the Newco Business and will generally be used to expand the Newco Business.

     With respect to the Company, its small percentage of assets used in a trade or business meeting the requirements of Section 355(b) may be evidence of a device.(4) We believe that such evidence of a device is overcome in the present case. First, a strong corporate business purpose for the transaction is countervailing evidence of nondevices.(5) Second, most of the assets held by the Company that do not meet the requirements of Section 355(b) are nonetheless active business assets, or stock of subsidiaries holding active business assets that were acquired in substantial part through internal growth of the Company's historical Diabetes Business. Finally, Treasury Regulations Section 1.355-2(d)(5)(iv) provides that --

        notwithstanding the presence of any device factors . . . . [a]
        distribution is ordinarily considered not to have been used principally as a device if, in the absence of Code Section 355, with respect to each shareholder distributee, the distribution would be a redemption to which section 302(a) applied.

The presumption of nondevice applies here because the Split-Off, if it did not meet the requirements of Section 355, would qualify as a redemption to which
Section 302(a) would apply with respect to all of the Company shareholders.(6) Based upon the foregoing, we believe that the Split-Off should not be treated as principally a device for the distribution of earnings and profits.

     Continuity of Shareholder Interest. Immediately after the Split-Off and Merger, the Company will be a wholly owned subsidiary of Parent, and the historic shareholders of the Company will have continuing proprietary interests in Newco and Parent.(7) In addition, the management of the Company is not aware of any plan or intention on the part of any shareholder of the Company to sell or otherwise dispose of any of their stock in either Parent or Newco after the Split-Off and Merger. Accordingly, the continuity of shareholder interest requirement will be satisfied.

     Continuity of Business Enterprise. Parent has represented that it plans and intends to cause the Company (i) to continue the active conduct of the Sunrise business received from IME (i.e., the marketing of diabetes test strips and related products) pursuant to the elections described in Section 4.1 of

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(4)Treasury Regulations Section 1.355-2(d)(2)(iv)(b); Rev. Rul. 73-44, 1973-1
   C.B. 182.

(5)See Treasury Regulations Section 1.355-2(d)(3)(ii); and Rev. Rul. 73-44, 1973-1 C.B. 182

(6)Code Section 302(a) applies if a redemption is in complete redemption of all of the stock of the corporation owned by a shareholder. After the Split-Off and Merger, the shareholders of the Company will hold no Company stock, and the Company will be a wholly owned subsidiary of Parent. Code Section 302(b)(3); Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954). Although a shareholder would be treated as holding stock of the Company if such shareholder owned (directly, indirectly or constructively) 50% or more in value of the stock of Parent, we assume that will not be the case.

(7)See Rev. Rul. 68-603, 1968-2 C.B. 148; Commissioner v. Morris Trust, 367 F.2d 794 (4th Cir. 1966).
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Inverness Medical Technology, Inc.
August 13, 2001
Page  7

the Restructuring Agreement for IME and IMB to be disregarded as separate entities for federal tax purposes (the "IME Sunrise Business"), and (ii) to operate the IME Sunrise Business such that it will be treated for federal tax purposes as operating the IME Sunrise Business directly (and not through any corporate subsidiary or partnership). The Company has represented that, following the Split-Off and Merger, it is planned and intended that Newco will continue the active conduct of the Women's Health Business, the Nutritional Supplements Business, and the Clinical Diagnostics Business. Accordingly, the continuity of business enterprise requirement is satisfied.

V.  SECTION 355 OPINION

     Although there is no legal precedent that directly addresses whether the fair market value of the gross assets of an active trade or business that comprise less than 1% of the fair market value of a corporation's total gross assets can satisfy the active trade or business requirement and the issue is therefore not free from doubt, it is our opinion, based upon and subject to the foregoing, that it is more likely than not that the Split-Off will qualify, as to the stockholders of the Company, as a transaction described in Section 355 of the Code.

VI.  ADDITIONAL LIMITATIONS

     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of Split-Off or the Merger under any foreign, state, or local tax law. Moreover, you should recognize that our opinions are not binding on the Service or the courts. There can be no assurance that the Service will agree with the conclusions set forth herein, and it is possible that the Service or another tax authority could adopt a position contrary to the conclusions contained herein and that a court could sustain that contrary position.

     This opinion letter has been issued to and may be relied upon solely by the Company in connection with the Split-Off and Merger and may not be relied upon by any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statements, and to the use of our name under the heading "Material United States Federal Income Tax Consequences of the Split-Off and Merger."

                                          Very truly yours,

                                          /s/ Goodwin Procter LLP

                                          Goodwin Procter LLP